Exhibit 10.50

Annex VIII to Note Purchase Agreement

[Closing Date]

The Buyers listed on
Exhibit A Hereto
Re: eMagin Corporation
Ladies and Gentlemen:

We have acted as intellectual property counsel to eMagin Corporation, a Delaware corporation (the "Company"), in connection with the issuance by the Company of $[7,000,000] aggregate principal amount of 6% Senior Secured Convertible Note due 2007-2008 (the "Notes"), and related Common Stock Purchase Warrants (the "Warrants"), pursuant to the several Note Purchase Agreements, dated as of July 2006 (the "Agreements"), by and between the Company and the several Buyers named therein (the "Buyers"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreements. This opinion is being delivered to you pursuant to Section 7(n) of the Agreements.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Patent and Trademark Security Agreement, dated as of July , 2006, by and between the Company and the Collateral Agent named therein (the "Patent and Trademark Security Agreement") and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Patent and Trademark Security Agreement, taken together with the Security Agreement, creates valid and enforceable security interests in favor of the Collateral Agent, for the benefit of the holders from time to time of the Notes, as secured parties, in all of the Company's right, title and interest in, to and under the Collateral (as defined in the Patent and Trademark Security Agreement for purposes of this opinion). The Patent Security Agreement and the Trademark Security Agreement (attached as Exhibits E and F to the Patent and Trademark Security Agreement) have or will be filed in the PTO, and together with the filing of financing statements, have or will result in the perfection of the Collateral Agent's security interests in the Collateral in the United States.

The opinion herein is subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to securities imposed by Sections 8-302 and 9-312 of the UCC; (iii) the provisions of Section 9-203 of the UCC relating to the time of attachment; and (iv) Section 552 of Title 11 of the United States Code (the "Bankruptcy Code") with respect to any Collateral acquired by the Company subsequent to the commencement of a case against or by the Company under the Bankruptcy Code.

The opinions expressed herein are limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Very truly yours,

/s/ Jason M. Drangel
Epstein Drangel Bazerman & James, LLP